Exhibit 10.15

BANKRATE, INC.

AMENDED & RESTATED EXIT EVENT INCENTIVE BONUS PLAN

1.	Date. This Amended & Restated Exit Event Incentive Bonus Plan (the “Plan”) of Bankrate, Inc. (the “Company”) is effective as of October 31, 2010 (the “Effective Date”) and shall remain in effect until an Exit Event and the payment of all amounts payable hereunder. Capitalized terms used in this Plan but not defined herein shall have the meaning given such term in the Fourth Amended and Restated Certificate of Incorporation of BEN Holdings, Inc., dated as of the date hereof (the “Certificate of Incorporation”).

2.	General. The Plan is intended to provide for the payment of an incentive bonus to eligible key employees of the Company and its subsidiaries on the terms and conditions set forth herein.

3.	Participants Covered. Each individual who is employed by the Company or its subsidiaries on, and who holds Vested Common B Shares immediately prior to, the first Exit Event to occur (determined after giving effect to any vesting of Common B Shares that will occur upon such Exit Event) shall be a participant in the Plan (each such person, a “Participant”). Any person not described in the preceding sentence shall not be considered a Participant hereunder and shall not be entitled to any payments under this Plan.

4.	Amount of Incentive Bonus. This Plan provides for a one-time incentive payment to be made to Participants upon the first Exit Event to occur after the Effective Date upon the terms and conditions set forth in this Plan. The total amount of the bonus, if any, to be paid pursuant to this Plan shall be referred to herein as the “Incentive Bonus.”

(a)	Vesting. The Incentive Bonus shall be $0 and no amount shall be payable hereunder unless the Committee in good faith determines that the Apax Group has achieved an Apax IRR equal to or greater than 8% at the time of the first Exit Event to occur after the Effective Date (the “IRR Hurdle”).

(b)	Incentive Bonus. Subject to Section 4(a), the aggregate Incentive Bonus payable under this Plan shall be an amount equal to the excess of the Aggregate Management Entitlement over the Aggregate Class B Payments. Notwithstanding the foregoing, to the extent the Committee determines that the payment of the Incentive Bonus would cause the IRR Hurdle not to be satisfied, the Incentive Bonus shall be reduced to the maximum amount that the Committee determines can be paid as the Incentive Bonus while still satisfying the IRR Hurdle.

(i)	Aggregate Management Entitlement. The Aggregate Management Entitlement shall be the applicable amount determined pursuant to the following chart based upon the applicable Return on Total Investment as determined by the Committee at the time of the Exit Event:

Return on Total Investment	Aggregate Management Entitlement
1.0X	$0
1.5X	$23,370,000
2.0X	$46,740,000
2.5X	$70,110,000
3.0X	$93,480,000
3.5X	$116,850,000
4.0X	$140,220,000

In the event the Return on Total Investment is between two of the figures above or is in excess of 4.0X, the Incentive Bonus will be the linearly interpolated value based upon the values from the chart above. For example, the Aggregate Management Entitlement would be $105,165,000 in the event of a Return on Total Investment of 3.25X and would be $186,960,000 in the event of a Return on Total Investment of 5.0X.

(ii)	Aggregate Class B Payments. The Aggregate Class B Payments shall be the amount equal to the sum of the fair market value of the Common B Shares still outstanding immediately after the Exit Event (as determined by the Committee in good faith) and all amounts paid to current or former holders of Common B Shares in respect of all Common B Shares (excluding the return of any capital paid for such Common B Shares), including, for example (A) the amount the holders of the Vested Common B Shares receive on account of their Vested Common B Shares as Distributions pursuant to the Certificate of Incorporation (other than the Unreturned Common B Capital Amount) and (B) any principal and interest paid to holders or former holders of Common B Shares on account of the Company’s repurchase of any Common B Shares with the issuance of a note.

(iii)

Return of Total Investment. The “Return on Total Investment” shall be the number determined by dividing (A) the sum (without duplication) of (I) the value of the Residual Interest on the date of the first Exit Event and (II)(a) any aggregate cash proceeds and (b) the fair market value of any readily marketable securities (with the fair market value of any readily marketable securities determined by the Committee based upon the fair market value of such securities on the day they are received) that, in each case, the Committee determines have been received or are held by all investors in the Company or its affiliates on or prior to the Exit Event in respect of such investors’ Total Capital Investment, net of expense reimbursement payable to the Apax Group or incurred by the Apax Group in connection with such Exit Event and excluding any amounts paid by holders of Common B Shares to acquire such shares, by (B) the Total

Capital Investment, reduced by any amounts paid by holders of Common B Shares to acquire such shares.

(c)	Allocation of Incentive Bonus Among Participants. Only Participants shall be entitled to receive any portion of any Incentive Bonus payable hereunder. Each Participant shall be entitled hereunder to an amount equal to the aggregate amount of any Incentive Bonus payable hereunder multiplied by a fraction, the numerator of which is the number of Vested Common B Shares held by such Participant immediately prior to the Exit Event (determined after giving effect to any vesting of Common B Shares that will occur upon such Exit Event) and the denominator of which is the aggregate number of Common B Shares reserved for issuance under the Certificate of Incorporation (the aggregate of such amounts paid to Participants, the “Pro Rata Bonus Amounts”). The amount by which the Incentive Bonus exceeds the Pro Rata Bonus Amounts shall be allocated among Participants at the time of the Exit Event as determined by the Chief Executive Officer of the Company and approved in writing by the Board of Directors (which such approval shall not be unreasonably withheld). In no event shall any payments in excess of the aggregate Incentive Bonus be payable hereunder. Each Participant’s share of the Incentive Bonus is referred to herein as the “Participant’s Incentive Bonus.”

(d)	Payment of the Participant’s Incentive Bonus. Subject to Section 6(a), the Company shall pay the Participant’s Incentive Bonus in cash or “Eligible Securities” (or any combination thereof as determined by the Committee) within 15 days following the Exit Event; provided, that if the Incentive Bonus is paid in Eligible Securities the Company shall in good faith consider methods to provide Participant with sufficient liquidity to pay income and employment taxes on such Incentive Bonus. For purposes of this Agreement “Eligible Securities” means (i) Common A Shares of BEN Holdings, Inc. or its successors, (ii) publicly traded stock of an affiliate of the Company, or (iii) any other securities received by holders of Common A Shares in connection with the Exit Event. Notwithstanding the foregoing, as a condition to the receipt of any Incentive Bonus, the Participant shall be required to execute and deliver to the Company within 15 days following the Exit Event, an agreement in a form reasonably satisfactory to the Company that releases all claims related to the calculation, form and payment of the Participant’s Incentive Bonus. The Company shall be required to deliver such release to the Participant within 10 days following the Exit Event.

5.	Administration.

(a)

General. The Plan shall be administered by the Board of Directors of the Company or a sub-committee thereof (as applicable, the “Committee”); provided, that, subject to approval by the Board of Directors as set forth in Section 4(c), the Chief Executive Officer of the Company shall have the power to allocate the amount by which the Incentive Bonus exceeds the Pro Rata Bonus Amounts pursuant to Section 4(c). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, and adopt, amend, or rescind such rules and regulations, and make such other determinations for carrying out the Plan as it may deem appropriate; provided, that the Committee shall act in good faith. Without limiting the foregoing, the Committee shall make all calculations required under the Plan, including the Return on Total Investment, the Aggregate Management Entitlement, and the Aggregate Class B Payments. Decisions of the Committee and, to the extent applicable, the Chief Executive Officer of the Company, on all matters relating to the Plan shall be made in the Committee’s and, to the extent applicable, the Chief Executive Officer’s sole discretion and shall be conclusive and binding upon the Participants and the Company; provided, that such decisions of the Committee on matters relating to the Plan shall be made in good faith and in consultation with the Chief Executive Officer of the Company. The validity, construction, and effect of the Plan and the rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws, rules and regulations promulgated pursuant thereto.

(b)	Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any bonus under the Plan. The Plan shall be “unfunded” for all purposes and any bonuses hereunder shall be paid out of the general assets of the Company as and when the bonuses are payable under the Plan. All Participants shall be solely unsecured general creditors of the Company and the Guarantor. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the bonuses payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan bonuses may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

(c)	Delegation. The Committee may, to the extent permissible by applicable law, delegate any of its authority hereunder to such persons as it deems appropriate.

6.	Miscellaneous.

(a)	Withholding. Any amounts payable hereunder shall be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

(b)	No Right to Continued Employment. Nothing contained in this Agreement shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its subsidiaries or as a limitation of the right of the Company or its subsidiaries to terminate the employment of the Participant for any or no reason.

(c)	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(d)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term “Company” as used herein shall include such successors and assigns.

(e)	Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(f)	Amendment and Waiver. The Board of Directors of the Company may amend this Plan at any time, provided that no such amendment may reduce the calculation of the aggregate Incentive Bonus payable hereunder without the consent of the Chief Executive Officer of the Company.

(g)	Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h)	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

(i)	No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, heirs and assigns, any rights, remedies, obligations or liabilities.

(j)	Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

(k)	Guarantee. The full satisfaction of the Company’s obligations hereunder are guaranteed by BEN Holdings, Inc. (the “Guarantor”).

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the Effective Date.